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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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The weighted average number of common and common share equivalents on a basic and diluted basis are as follows:

                                                         FOR THE         FOR THE          FOR THE
                                                           YEAR            YEAR             YEAR
                                                          ENDED           ENDED            ENDED
                                                        JANUARY 2,      JANUARY 3,      DECEMBER 28,
                                                           1999            1998             1996
                                                        ----------      ----------      ------------

Weighted average common shares outstanding                 10,722          10,562          10,413

Shares issued from assumed exercise of
         Incentive stock options                              135             211             201

Shares issued from assumed exercise of
         Nonqualified stock options (1)                        28              58              88
                                                         --------        --------        --------

Weighted average number of shares outstanding,
         As adjusted                                       10,885          10,831          10,702
                                                         ========        ========        ========


Loss from continuing operations                          $   (608)       $ (8,622)       $ (2,183)

Income (Loss) from discontinued operations                     --             126           5,582

Extraordinary loss                                             --              --             527
                                                         --------        --------        --------

Net Income (Loss)                                        $   (608)       $ (8,496)       $  2,872

Dividends on Preferred Stock                                   --             (82)           (125)
                                                         --------        --------        --------

Net Income (Loss) available to common stockholders       $   (608)       $ (8,578)       $  2,747
                                                         ========        ========        ========

Earnings (Loss) per common share-basic:

         Loss from continuing operations                 $   (.06)       $   (.82)       $   (.22)

         Discontinued operations                              .--             .01             .53

         Extraordinary loss                                   .--             .--            (.05)
                                                         --------        --------        --------

Earnings (Loss) per common share                         $   (.06)       $   (.81)       $    .26
                                                         ========        ========        ========


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(1)      Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Earnings per share is not presented on a diluted basis as the effect of potentially dilutive securities was either anti-dilutive due to net losses or immaterial for the periods presented.